Exhibit 99.1

The St. Joe Company Reports Second Quarter 2004 Net Income of $22.7 Million, or $0.30 Per Share

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--July 21, 2004--The St. Joe Company (NYSE:JOE):

    - JOE Raises 2004 Full-Year Guidance

    - RiverTown and WindMark Beach Complete Key Approvals

    - Sales Velocity and Pricing in Town and Resort Communities
      Continue to Strengthen

    - JOE and Government Agencies Agree on Environmental Permitting for 39,000 Acres in Northwest Florida

    The St. Joe Company (NYSE:JOE) today announced that its second quarter 2004 Net Income was $22.7 million, or $0.30 per share, compared with $9.9 million, or $0.13 per share, for the second quarter of 2003.
    Net Income in the second quarter of 2004 included after-tax conservation land gains of $1.5 million, or $0.02 per share, compared to $3.2 million, or $0.04 per share, in the second quarter of 2003. Results for the second quarter of 2003 also included a non-cash charge of $8.8 million net of tax, or $0.11 per share, to reduce the carrying value of Advantis Real Estate Services, the company's commercial real estate services unit. All per share references in this release are presented on a fully diluted basis.
    Net Income for the first half of 2004 was $35.7 million, or $0.46 per share, compared with $24.3 million, or $0.31 per share, for the first half of 2003. Net income year-to-date for 2004 included after-tax conservation land gains of $1.5 million, or $0.02 per share, compared to $11.4 million, or $0.15 per share, along with the Advantis charge in the 2003 period.
    "JOE continued to build momentum during the second quarter," said Peter S. Rummell, chairman and CEO of JOE. "We're well on our way to a very good 2004. Demand for our real estate products - resort and primary residential, commercial and rural land - remains strong. The recent increase in interest rates from historic lows has had no apparent impact on sales to date. We are pleased with our performance, our position and our financial flexibility. We're looking forward to the rest of the year with growing confidence and are pleased to raise our full-year guidance for 2004.
    "We continue to be disciplined about the release of new product in Northwest Florida," said Rummell. "The market has begun to recognize the values being created in this region, and one of our greatest challenges going forward will be to time product releases to maximize these values."
    "JOE has numerous advantages," said Rummell. "Most important, our low-basis, high-quality land enables us to remain patient as we create value in Northwest Florida. Our goal is to ensure that as much of our land as possible benefits from the appreciation that we are building with the region's increased visibility, infrastructure development and place-making."
    "Early in the third quarter, JOE reached an agreement with the U.S. Army Corps of Engineers and the Florida Department of Environmental Protection which will expedite future development within approximately 39,000 acres in Walton and Bay Counties," said Rummell. "This agreement represents a significant advance in large-scale land planning and a unique asset for JOE."
    "During the second quarter, we again made significant entitlement advances," said Rummell. "We have built a solid pipeline of entitled land that will allow us to continue to create new inventory in high-quality communities for many years to come. In the second quarter, JOE received key land use approvals for WindMark Beach in Northwest Florida and RiverTown near Jacksonville. Although permitting steps remain, we expect to break ground on these communities in 2005."
    "In Walton County, we received land use approvals for WaterSound West Beach (formerly referred to as DeerLake)," said Rummell. "In addition, the 1,060-unit WaterSound community located north of US 98 continues to make progress. Phase one of WaterSound has been approved and we expect to start infrastructure development in late 2004. We expect WaterSound to be an outstanding community in its own right, and it will build on the enthusiasm generated by WaterSound Beach and WaterColor. Although permitting steps remain, these communities will bring new inventory to one of Florida's hottest real estate markets."
    "We benefit from very strong demographic trends," said Rummell. "More and more people are entering the key second and retirement home purchasing demographic, and we are working to have entitlements in place to meet that demand. Florida remains a favorite location for transitioning Baby Boomers, and we believe our proven place-making ability will make St. Joe communities special locations within Florida."
    "This summer, we gained valuable exposure for our resort residential communities in Walton and Bay Counties through our partnership with Southern Progress, the publisher of Southern Living and Southern Accents magazines," said Rummell. "JOE homes are featured this month on the covers of these magazines that are read by our current target customers in the Southeastern United States. Southern Living features an Idea House at RiverCamps on Crooked Creek in its August issue, and Southern Accents features its 2004 Showhouse at WaterSound Beach in its July/August issue."
    "We are well positioned to turn in another excellent year for our shareholders," said Rummell. "We continue to make outstanding progress laying the foundation for future value through the entitlements process. Finally, we are particularly pleased that Northwest Florida is beginning to get the recognition it deserves as a great place to live, work and play. Our goal is to ensure that all JOE developments preserve the best of Florida's character and quality of life."

    OUTLOOK

    Raising Guidance: Full Year 2004 to Exceed 2003 Baseline by
25 Percent or More

    "Building on a very solid second quarter and with a strong pipeline of business, we look ahead to the remainder of this year with increased confidence," said Kevin M. Twomey, president, COO and CFO of JOE.
    "In February, we made comparisons to 2003, excluding conservation land gains ($36.4 million pretax; $22.7 million net income), and the non-cash Advantis charge ($8.8 million deduction from net income)," said Twomey. "Excluding those items, 2003 'baseline' earnings per share was $0.80, as detailed in our earnings release in February. At that time, we expected the full year 2004 earnings per share, before conservation land gains, to increase by 10 to 15 percent over that adjusted 2003 total."
    "In April, we raised these earnings expectations," said Twomey. "We said then that we expected our 2004 results to be at the high end of the range, or higher if certain potential transactions are consummated."

    Full Year 2004 Expectations

    "Based on the strong demand for our resort, residential, rural land and commercial real estate products, we are raising our expectations for the full year 2004," said Twomey. "We now expect the results for the full year 2004, before conservation land gains, to exceed 2003's baseline earnings per share of $0.80 by 25 percent or more."

    Towns & Resorts

    "Results from the St. Joe Towns & Resorts segment (formerly called the Community Development segment) are expected to continue to grow in the final six months of 2004," said Twomey. "Artisan Park and SummerCamp should be important contributors for the second half of the year. We continue to see excellent results at WaterColor. WaterSound Beach is also expected to perform well during the balance of 2004. Pricing has been particularly strong at both resort communities, and we will continue to make judgments about the rate that we release product for sale to maximize values."

    Commercial Real Estate

    "During the remainder of 2004 and into 2005, our commercial real estate division will focus on the development and sale of retail, multi-family and commercial properties in Northwest Florida," said Twomey. "We expect commercial pretax income from continuing operations for the year 2004 to be higher than 2003. The sale of a commercial building from our Development Properties inventory and another from our Investment Property Portfolio are expected to be important contributors to operating income for the commercial division in the second half of 2004."
    "We have turned a corner with commercial development in Northwest Florida, particularly in Bay County," said Twomey. "There has been a marked change in the attitude of national retailers and commercial developers toward Northwest Florida and Panama City Beach in particular. We expect the pending land sale at Pier Park to the Simon Property Group to be a significant catalyst for additional success."

    St. Joe Land

    "St. Joe Land Company is expected to continue its strong performance for the remainder of the year," said Twomey. "Overall, we expect full-year 2004 results from St. Joe Land Company, excluding conservation land gains, to be well above the levels achieved in 2003."
    "With respect to sales of conservation land, we had previously announced that we intended to sell a 44,000-acre parcel near St. Vincent Sound," said Twomey. "We are now evaluating alternative higher values and better uses for this land. We may determine that some of this land should be held or sold for non-conservation use, while offering selected portions for conservation sale.

    SALE OF TRUST SHARES

    On June 10, 2004, a shelf registration became effective that allows the Alfred I. duPont Testamentary Trust (the Trust) and its beneficiary, The Nemours Foundation (the Foundation) to sell up to a total of 12.0 million shares of JOE common stock. JOE does not receive any of the proceeds from these sales.
    On July 1, 2004, the Trust and the Foundation sold 540,742 and 1,459,258 shares, respectively, under this registration statement, for a total of 2.0 million shares of JOE common stock. The shares were sold at $39.70 per share, the closing price on June 30, 2004. As a result of this transaction, the Trust now owns approximately 15.7 million shares, or approximately 20.6 percent, of JOE's outstanding common stock, and the Foundation no longer owns any shares of JOE common stock.

    DIVIDENDS AND STOCK REPURCHASE PROGRAM

    On May 18, 2004, the board of directors declared a quarterly cash dividend of $0.12 per share on its common stock, which was paid on June 30, 2004 to shareholders of record at the close of business on June 15, 2004.
    During the second quarter of 2004, the company expended an aggregate of $43.4 million for dividends and the acquisition of its shares. JOE acquired 884,843 of its shares at a cost of $34.4 million, or an average price of $38.83 per share. Of these amounts, 146,000 shares were acquired through open market purchases for $5.7 million (an average of $39.00 per share); 52,820 shares were purchased from the Trust and the Foundation for $2.1 million (an average of $39.32 per share); and 686,023 shares of stock, having a value of $26.6 million, were surrendered by company executives as payment for the strike price and taxes due on exercised stock options.
    Table 1 summarizes the company's stock repurchase activity from 1998 through June 30, 2004.


                              Table 1
                     Stock Repurchase Activity
                       Through June 30, 2004

                          Shares
        ------------------------------------------
        Purchased  Purchased                       Total Cost  Average
Period  From       From      Surrendered   Total     (in        Price
        Public     Trust                            millions)
------  ------------------------------------------ ----------- -------

1998    2,574,200         --    11,890   2,586,090    $55.5     $21.41
1999    2,843,200         --    11,890   2,855,090     69.5      24.31
2000    3,101,566    415,500        --   3,517,066     80.2      22.78
2001    3,485,400  3,585,900    58,550   7,129,850    176.0      24.67
2002    2,583,700  2,586,206   256,729   5,426,635    157.6      29.03
2003    1,469,800  1,085,374   812,802   3,367,976    102.9      30.55
2004
(first
 half)    549,000    235,775   777,228   1,562,003     61.3      39.25
          -------    -------   -------   ---------     ----      -----
Total/
Weighted
Average 16,606,866 7,908,755 1,929,089  26,444,710   $703.1     $26.56
        ========== ========= =========  ==========   ======     ======

    At June 30, 2004, 76,165,531 JOE shares were outstanding. The number of weighted-average diluted shares in the second quarter of 2004 was 76,695,142. At June 30, 2004, approximately $162.1 million remained of the company's current stock repurchase authorizations.
    "We continue to make good progress on our program to pay dividends and acquire stock through the purchase and the surrender of shares," said Twomey. "We remain comfortable with the benchmark of $125 million to $175 million we established for the program this year and continue to view the program as an important contributor to shareholder value."

    ENTITLEMENTS

    "JOE is now positioned to build on the success of WaterColor and WaterSound Beach," said Rummell. "Our pipeline is building nicely, but we're not done. Through our land analysis process, we continue to identify new planning areas with resort, residential, rural land and commercial development potential. Though we are very early in the process, we have visioning and planning efforts in progress, and we have identified a number of additional planning areas for future development."

    Large-Scale Land Planning

    West Bay

    "We continue to move forward with our large-scale land planning efforts," said Rummell. Planning continues on the West Bay Detailed Specific Area Plan in Bay County that includes 16,556 acres of JOE land near the proposed 4,000-acre site for the relocation of the Panama City - Bay County International Airport.
    The Federal Aviation Administration continues working through its process to determine whether to recommend relocation of the airport to West Bay. There are many steps remaining before a final decision is reached on the relocation of this airport.

    St. James Island

    In Franklin County, south of Tallahassee, JOE and local citizens continues to make progress on a public visioning process for the future development on 23,150 acres of JOE land on St. James Island.
    In the second quarter, the Franklin County Commission voted unanimously to send a proposed updated county comprehensive plan that included a conceptual St. James Island plan to the Florida Department of Community Affairs for review and comment. The report from the state is expected later in the third quarter.
    After further revisions, the visioning plan and an amended Franklin County Comprehensive Plan are expected to be ready for presentation to the Franklin County Board of County Commissioners for their final adoption late in 2004. While many steps remain before any implementation, these plans will outline the use of this land for decades to come.
    Western Bay County/Eastern Walton County Regional General Permit
Area
    Earlier this month, the U.S. Army Corps of Engineers issued a broad-based environmental permit covering 39,129 acres of JOE timberland in Bay and Walton counties. The Regional General Permit provides authorization and sets wetland impact and mitigation guidelines for development within the permit area stretching from West Bay in Bay County to Choctawhatchee Bay in Walton County. The permit streamlines the development planning process by providing environmental review upfront and establishing the environmental framework within which to design projects. Individual projects then only need to demonstrate compliance with the General Permit before starting development.
    Earlier this year, the Florida Department of Environmental Protection announced it intended to sign an Ecosystem Management Agreement (EMA) with JOE to accomplish similar objectives for state regulation in the same area. An administrative challenge to the EMA was filed by a citizens group.
    "This agreement is a model for future land planning," said Rummell. "Protection of environmentally special lands is given the first priority and the process makes development significantly more efficient. We believe this agreement will be a valuable tool for JOE as the planning process continues."

    Land Use Entitlements

    JOE has a broad range of land-use entitlements in hand or in various stages of the approval process for primary residential, resort and RiverCamps in Northwest Florida and other high-growth regions of the state. Additional permits are required for these projects to be built as planned.
    Table 2 summarizes JOE's Florida residential, resort and RiverCamps projects with land-use entitlements as of June 30, 2004.


                               Table 2
                    Summary of Land-Use Entitlements
      JOE Residential, Resort and RiverCamps Projects in Florida (1)
                            June 30, 2004

                                                              Units
                                         Total     Total    Sold/Under
   Project                 County       Project   Project    Contract
                                         Acres     Units      As of
                                                             6/30/04

Artisan Park (2)           Osceola        160       616        208
CampCreek Golf Cottages    Walton          10        50          0
East Lake Powell           Bay            181       360          0
Hampton Park               Duval          150       158        145
Hawks Landing              Bay            252       167          0
James Island               Duval          194       365        364
Palmetto Trace             Bay            138       523        261
Paseos (2)                 Palm Beach     175       325        280
Pier Park (Residential)    Bay             10       125          0
Port St. Joe Mill Site (2) Gulf           126       625          0
RiverCamps on
 Crooked Creek             Bay          1,500       450         23
Rivercrest (2)             Hillsborough   413      1300        697
RiverSide                  Calhoun        362        13          0
RiverTown                  St. Johns    4,170     4,500         23
SouthWood                  Leon         3,770     4,770        715
St. Johns Golf &
 County Club               St. Johns      820       799        585
SummerCamp                 Franklin       782       499          0
The Hammocks               Bay            143       459        332
Victoria Park              Volusia      1,859     4,000        501
Walton Corners             Leon            60        33          0
WaterColor                 Walton         499     1,140        770
WaterSound Beach           Walton         256       499        335
WaterSound first phase     Walton         506       487          0
WaterSound West Beach      Walton          62       197          0
WaterMill                  Gulf            94       120          0
WindMark Beach             Gulf          2080     1,662        103
                                         ----     -----        ---
Total                                  18,772    24,242      5,342
                                       ======    ======      =====

(1) A project is deemed entitled when all major discretionary local governmental land use approvals have been received. These projects require additional permits for full build-out of entitlements. Total project units represent the number of units entitled. The actual number of units to be constructed at full build-out may be lower than the number entitled.

(2) The Port St. Joe Mill Site, Paseos and Rivercrest are each 50 percent owned by JOE. Artisan Park is 74 percent owned by JOE.

    Additional projects are moving through the entitlement process. Table 3 summarizes JOE's Florida residential, resort and RiverCamps projects in the entitlement process as of June 30, 2004.


                             Table 3
           JOE Residential, Resort and RiverCamps Projects
                 in the Entitlement Process in Florida (1)
                          June 30, 2004

                                          Total        Estimated
     Project                County       Project        Project
                                          Acres        Units (2)
     -------                --------     -------       ---------
Cutter Ridge                Franklin        30            90
Perico Island               Manatee        352           686
RiverCamps on Sandy Creek   Bay          3,000           300
WaterSound future phases    Walton         900+          573
WaveCrest                   Bay              6            88

St. James Island (3)        Franklin     9,436         3,593
West Bay DSAP               Bay          6,789         5,842
                                         -----         -----
Total                                   20,513        11,172
                                        ======        ======

(1) All developments listed have entitlement steps remaining that could affect timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

(2) The actual number of units to be constructed at full build-out may be lower than the number ultimately entitled.

(3) St. James Island Future Land Use Map Amendments.

    As of June 30, 2004, JOE owned approximately 820,000 acres, primarily in Northwest Florida, of which approximately 350,000 acres are within ten miles of the Gulf of Mexico. JOE's pipeline of residential projects extends well into the future with more than 30,000 units with land-use entitlements or in various stages in the entitlement process.
    "JOE owns enough high-quality developable land to create value for decades," said Rummell. "We spend significant time studying our land holdings and their development potential. Based on our analysis, we feel confident in saying 'The Best Is Yet To Come'."

    SEGMENT RESULTS

    ST. JOE TOWNS & RESORTS

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's community development segment, was $34.4 million for the second quarter of 2004, compared with $23.0 million in the second quarter of 2003.
    In the second quarter of 2004, St. Joe Towns & Resorts generated revenues of $158.5 million and sold 540 units, compared to $116.4 million and 399 units in the second quarter last year. Both periods included revenue recognized under the percentage-of-completion method. JOE accepted contracts for 688 units in the second quarter of 2004, compared to 543 units in the second quarter a year ago.
    "We see continuing strength in our Florida residential and resort markets," said Rummell. "The state's healthy economy, consistent job growth and steady tourism industry continue to draw new visitors and residents at a very solid pace. We are monitoring conditions closely, but pricing and sales velocity remain strong. Florida is the place to be, and fortunately, JOE is well positioned with the assets and the financial flexibility to respond appropriately."
    "The second quarter is traditionally a strong season for real estate activity in Northwest Florida," said Rummell. "As demand and values continue to increase, we are carefully managing our inventory by concentrating on value rather than the number of units sold. Both resort and primary communities performed well in the second quarter with indicators pointing to additional progress ahead."
    Gross profits on home sites were substantially higher in the second quarter of 2004, compared to the same quarter a year ago. The improved margins were primarily due to an increase in the number of home-site closings and better pricing at WaterColor, WaterSound Beach and Windmark Beach. There were 68 home sites sold in these three communities during this year's second quarter for an average price of $605,000, compared to 48 in the same period a year ago at an average price of $372,000.
    Gross profits on homes were slightly lower in 2004's second quarter compared to the second quarter a year ago. During the second quarter this year, there were fewer high margin condominiums at WaterSound Beach being built and under contract. Using the percentage-of-completion accounting method, profit from WaterSound Beach condominiums in 2004's second quarter was $4.2 million, compared to $12.8 million in the same period last year. Also impacting margins was a $1.7 million expense taken in the second quarter of this year for warranty costs in excess of the warranty reserves at a small primary home community completed in 2002.
    Table 4 summarizes sales activity for St. Joe Towns & Resorts for the second quarter of 2004 compared to the same period in 2003.


                               Table 4
                        St. Joe Towns & Resorts
                             Sales Activity
                            ($ in millions)
                          For the Three Months
                              Ended June 30,

                         2004                          2003
              ------------------------         ---------------------
              Number                           Number
                of    Revenue   Gross            of     Revenue  Gross
               Units            Profit         Units            Profit
              Closed                           Closed
              ------  -------   ------         ------   ------- ------

Home Sites      130    $44.8     $31.5           108     $21.6   $13.5
Homes (1)       410    113.7      16.7           291      94.8    20.1
              ------  -------   ------         ------   ------- ------
Total           540   $158.5     $48.2           399    $116.4   $33.6
              ======  =======   ======         ======   ======= ======

(1) Homes include single family, multi-family and Private Resident Club (PRC) units. Multi-family and PRC revenue is recognized, if preconditions are met, on a percentage of completion basis. As a consequence, revenue and closings may occur in different periods.

    Table 5 summarizes the units placed under contract for the quarter ending June 30, 2004 compared to the same period in 2003.

                              Table 5
                    Units Placed Under Contract
                        For the Three Months
                           Ended June 30,

                                                        Percentage
                             2004          2003           Change
                             ----          ----         ----------
Home Sites                    143           176            (19)%
Homes (1)                     545           367             49%
                             ----          ----            ----
Total                         688           543             27%
                             ====          ====            ====

(1) Homes include single family homes, multi-family and PRC units.

    Table 6 summarizes backlog for St. Joe Towns & Resorts at June 30, 2004 compared to the same period in 2003.

                              Table 6
                             Backlog (1)
                              June 30,
                          ($ in millions)

                             Units                    Revenue
                             -----                    -------

                        2004      2003             2004      2003
                        ----      ----             ----      ----
Home Sites               28        94              $6.4     $22.8
Homes                 1,017       699             296.2     244.5
                      -----       ----            -----     -----
Total                 1,045       793            $302.6    $267.3
                      =====       ====            =====     =====

(1) Backlog represents units under contract but not yet closed.
The two joint ventures, Paseos and Rivercrest, are not included.

    Northwest Florida

    WaterColor

    WaterColor sales were strong in the second quarter with phase three pricing showing significant improvement. Meanwhile, predevelopment activity continues on phase four of WaterColor, a 60-acre parcel on the east side of County Road 395 adjacent to WaterColor Crossing. Development in phase four, with approximately 185 units, is scheduled to begin later this year.
    "WaterColor continues to exceed our expectations, both as a community and as a catalyst for the region," said Rummell. "The community, featuring the award-winning WaterColor Inn, has helped raise the profile of the region and demonstrated JOE's place-making ability and commitment to quality."

    WaterColor Private Residence Club

    Construction of the WaterColor Private Residence Club (PRC), adjacent to WaterColor Inn, is expected to be completed in late 2004. As of June 30, 2004, JOE had accepted contracts for 49 of the 88 ownership interests in 11 two-bedroom, two-bath, fully furnished luxury, vacation multi-family units. Each owner receives a deed to 1/8 interest in a specific residence. Shares are now priced at $220,000. Each PRC owner is entitled to a minimum of 5 weeks a year in the PRC, plus additional time throughout the year based on availability.

    WaterSound Beach

    Sales activity in the second quarter at WaterSound Beach focused heavily on Compass Point, a 92-unit neighborhood of multi-family residences. Construction of the initial 49 units has started. Contracts on 7 units were accepted in the first quarter at an average price of approximately $1.5 million. In the second quarter, contracts were accepted for 17 units at an average price of approximately $1.6 million.
    In the third quarter of 2004, a total of 24 residences, generally smaller in size, are slated to be released with prices expected to average over $1.3 million per unit. Demand has been high with the initial third-quarter release of 8 units attracting 203 potential buyers. The average price for these units was approximately $1.2 million. On July 15, 2004, a release of 8 additional units, with price increases of $100,000 to $245,000, attracted 177 potential buyers.
    The remaining 43 units in Compass Point are scheduled for sales release in 2005 and 2006.
    There were 18 single family home sites released, contracted and closed during the second quarter of 2004 at WaterSound Beach. These home sites ranged in price from $535,000 to $685,000 and generated $10.9 million in sales revenue. As of June 30, 2004, the remaining 95 single family home sites had not been released for sale, including 8 on the beachfront and 33 slated for JOE-constructed homes.
    "WaterSound Beach is emerging as the next great beach community on the Gulf Coast," said Rummell. "With the debut of the 2004 Southern Accents Showhouse featured in the current issue of the magazine, WaterSound Beach has arrived. We believe the market is now beginning to understand the significance of the community's beachfront preserve fronted by one of the most beautiful beaches anywhere."
    WaterSound Beach, a gated beachfront community south of County Road 30A in south Walton County, is planned to include single family homes, home sites and multi-family units. It is expected to have 499 residential units at full build-out.

    WaterSound

    JOE started infrastructure construction in the second quarter on WaterSound, located on 1,443 acres of timberland between U.S. 98 and the Intracoastal Waterway.
    "The WaterSound master plan calls for a full package of amenities, including a family-friendly six-hole golf course and a nine-hole golf course, both designed by Davis Love III; tennis; access to Lake Powell; plus the opportunity to purchase memberships in a beach club at WaterSound Beach and Camp Creek Golf Club," said Rummell.
    WaterSound has final land-use approval of 487 of 1,060 units planned for the community, with the balance in a Development of Regional Impact (DRI) process. This initial phase of WaterSound also provides for 35,000 square feet of commercial space.
    Progress is expected on the DRI by the end of 2004. Although additional permits are required, sales are expected to begin in late 2005 or 2006.

    WaterSound West Beach

    The 62-acre WaterSound West Beach is approximately one mile west of WaterSound Beach on the beach side of County Road 30A, with beach access through the adjacent Deerlake State Park. "West Beach is a 'hidden gem' among the beaches of South Walton County," said Rummell.
    JOE has final land use approvals for 197 units. A number of additional environmental regulatory steps remain before construction can begin. Sales are expected to begin in 2005.
    West Beach is being designed to be a gated, high-end community with pricing comparable to WaterColor.

    Palmetto Trace, The Hammocks, Hawks Landing

    Palmetto Trace, The Hammocks and Hawks Landing are primary home communities in Bay County. These communities are designed to provide a wide choice in housing options for the residents of Bay County with home sites starting in the high $30,000's and residences starting at the low $100,000's.
    "Sales at Palmetto Trace and The Hammocks were very strong in the second quarter," said Rummell. "Demand at Palmetto Trace has increased significantly. Sales have also been strong at The Hammocks in Lynn Haven."
    "We have additional product moving through the planning process in order to meet the strong primary residential demand in Bay County. Planning has started on a new community in east Bay County, Hawks Landing, that is intended to provide much needed housing stock in that part of the county. Hawks Landing is currently being planned for 167 units on 252 acres. We expect increases in sales velocity to continue in 2004 as retirees relocate to Bay County and new jobs are added to the Northwest Florida economy."

    WindMark Beach

    During the second quarter, land-use approvals were finalized for WindMark Beach, consisting of 1,662 residential units in a mixed-use development on approximately 2,080 acres in Gulf County, Florida. WindMark Beach includes a previously approved 80-acre first phase with 110 home sites, only 7 of which remain unsold or not under contract. Although additional regulatory steps remain, sales in the new phases of WindMark Beach are scheduled to begin in 2005.
    Plans for WindMark Beach include a 3.5-mile public beachfront trail system. No residential development is planned seaward of the beachfront trails, and JOE intends to provide public beach parking areas and multiple access points for the public.
    "The supply of land for new large-scale beachfront communities is nearly exhausted," said Rummell. "WindMark Beach represents one of the last large-scale, fully-amenitized beachfront communities to be built in the Southeastern United States."

    SouthWood

    SouthWood, four miles southeast of the state capitol building in Tallahassee, is entitled for 4,770 residential units plus a variety of retail shops, restaurants, community facilities, light industrial sites and professional offices.
    "SouthWood continues to be the dominant real estate project in Tallahassee," said Rummell. "In SouthWood's phase one, some product lines are nearly sold out. Evaluation and planning has started on the development of phase two of the community, which is expected to require additional regional transportation improvements."

    SummerCamp

    Reservations were accepted on July 9, 2004 for SummerCamp's second release. This release of 12 home sites attracted 296 potential buyers. Home site prices averaged $407,000 compared to $386,000 in the first release.
    Pending the receipt of regulatory and environmental permits, infrastructure construction is expected to begin in the third quarter of 2004, with closings to begin in the fourth quarter of 2004.
    "SummerCamp maintains its strong pace," said Rummell. "Our team has developed a SummerCamp architectural style based on historic and well recognized communities like St. Teresa and Apalachicola, evoking the traditional communities of Old Florida. This community is about families and friends making and renewing connections."
    SummerCamp is located in Franklin County, approximately 45 miles south of Tallahassee on the Gulf Coast. With nearly 4 miles of waterfront, the community is planned for 499 units on 762 acres of JOE timberland. A sales preview center is open in Tallahassee, and an onsite sales center, general store and outfitter are scheduled to open in 2005. SummerCamp's current plans call for a community beach club with cabanas, two smaller beach clubs, several observation piers, gathering pavilions, a canoe and kayak boathouse, one small community dock and miles of interconnected nature trails.

    Northeast Florida

    RiverTown

    Land use entitlements for RiverTown were finalized in the second quarter. Although certain permits are required before construction can begin, sales are expected to start in 2006.
    RiverTown is JOE's new Southern town in St. Johns County with more than 3.5 miles of frontage on the beautiful St. Johns River. It is being planned for approximately 4,500 units on 4,170 acres. "The site offers many fundamental benefits - one of the last stretches of riverfront in Northeast Florida suitable for large-scale residential development with a central, convenient location," said Rummell. "It is located within easy commuting distance to Jacksonville and the evolving commercial center around I-95 and International Golf Parkway."
    "RiverTown is being designed as a fully functioning town that offers residents a wide range of housing options, retail and commercial areas and amenities designed to build a sense of community," said Rummell. "Seven distinct neighborhoods blend to create a complete Southern town atmosphere that embraces this scenic river with a 58-acre riverfront public park. RiverTown is well positioned in one of Florida's fastest growing counties with one of the state's highest per-capita incomes."
    "RiverTown reflects everything JOE has collectively learned about the art and science of community development," said Rummell. "Northeast Florida is attracting a significant number of transitioning Baby Boomers and families seeking a more relaxed lifestyle. We believe RiverTown will be very attractive to them."

    St. Johns Golf & Country Club

    In the second quarter, construction continued on infrastructure for the final phases of St. Johns Golf & Country Club in St. Johns County. "St. Johns Golf & Country Club had a solid second quarter," said Rummell. "We expect to complete sales in this community by early 2006."

    Central Florida

    Victoria Park

    JOE accepted 73 contracts in Victoria Park in the second quarter of 2004, up 14 percent over the same quarter a year ago.
    "Victoria Park is becoming an attractive option in the greater Orlando housing market," said Rummell. "Our traffic through the sales center continues to increase with a good balance between prospects from within the greater Orlando area and those coming from outside of Florida."
    Victoria Park, located between Orlando and Daytona Beach, sits on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for more than 4,000 residences built among parks, lakes and conservation areas.

    Saussy Burbank

    Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., had a $(0.9) million pretax loss from continuing operations in the second quarter of 2004, compared to pretax operating income of $0.9 million in the second quarter of 2003. The loss was due to a $2.0 million impairment charge at a home site development project in North Carolina that experienced higher than expected development costs and a reduction in planned home sites due to site development constraints. "We believe we have resolved the outstanding issues at this community," said Rummell.
    Sales at Saussy Burbank communities continue to be strong. In the second quarter this year, 220 homes were closed and 213 contracts were accepted, compared to 146 closings and 133 contracts in the same quarter a year ago.

    Joint Venture Communities

    Celebration, Artisan Park

    "Artisan Park is performing very well with sales running ahead of our expectations," said Rummell. "One of the last residential neighborhoods to be developed in Celebration, Artisan Park is seeing strong demand for single family homes and condominiums."
    Plans for the neighborhood feature approximately 314 single family homes plus 302 condominium homes, along with parks, trails and an outdoor performance area and community clubhouse with a fitness center, pool and educational and recreational programs.
    JOE owns 74 percent of the joint venture developing Artisan Park and manages the project.

    Paseos

    "Paseos had an excellent second quarter with strong sales velocity," said Rummell. "Contracts and reservations have exceeded the original objective for the entire year. The Jupiter market has attracted national attention as one of South Florida's most desirable places to live. Paseos is benefiting from the growth in this part of Florida."
    The proximity of Paseos to major employment centers, excellent public schools, the beaches and a host of recreational and entertainment options makes it ideal for families of all sizes. A clubhouse, pool and tennis court are scheduled to open later this year. There are six furnished model homes on site.
    JOE owns 50 percent of the joint venture developing Paseos and manages the project.

    Rivercrest

    "We are seeing exceptional momentum at Rivercrest with robust sales," said Rummell. "Rivercrest is a wonderful family-oriented community that offers many recreational opportunities."
    JOE owns 50 percent of the joint venture developing Rivercrest and manages the project.
    Table 7 summarizes the sales activity at various residential communities for the second quarters of 2004 and 2003.


                              Table 7
                     St. Joe Towns & Resorts
                       Homes and Home Sites
                 For the Three Months Ended June 30
                -----------------------------------

                                   2004
                   ------------------------------------------
                    Units      Avg.     Contracts     Avg.
                   Closed     Price     Accepted(1)   Price
                   ------------------------------------------
WaterColor
 Home Sites          47      $576,000       53       $586,000
 Single Family
  Homes               2     1,060,000        4        974,000
 PRC Shares          --            --       16        208,000
WaterSound Beach
 Home Sites          18       614,000       17        626,000
 Single Family
  Homes              --            --        1      1,294,000
 Multi Family
  Homes              --            --       17      1,627,000
Palmetto Trace/
The Hammocks
 Home Sites          38        37,000       38         37,000
 Single Family
  Homes              35       150,000       63        157,000
WindMark Beach
 Home Sites           3     1,017,000        3      1,017,000
SouthWood
 Home Sites           4       108,000       18         99,000
 Single Family
  Homes              34       246,000       59        235,000
St. Johns G & CC
 Home Sites           7       117,000       --             --
 Single Family
  Homes              28       365,000       40        368,000
Hampton Park/
James Island
 Single Family
  Homes              27       336,000       10        355,000
Victoria Park
 Home Sites          10        80,000       11         80,000
 Single Family
  Homes              52       220,000       62        235,000
Artisan Park (2)
 Home Sites           3       180,000        3        180,000
 Single Family
  Homes              12       455,000       19        435,000
 Multi Family
  Homes              --            --       41        277,000
Paseos (2)
 Single Family
  Homes              23       385,000       64        469,000
Rivercrest (2)
 Single Family
  Homes              76       145,000      183        164,000
Saussy Burbank
 Home Sites          --            --       --             --
 Single Family
  Homes             220       211,000      213        226,000


                                   2003
                   ------------------------------------------
                    Units      Avg.     Contracts     Avg.
                   Closed     Price     Accepted(1)   Price
                   ------------------------------------------
WaterColor
 Home Sites          27      $356,000       41       $331,000
 Single Family
  Homes               1       792,000        8        761,000
 PRC Shares          --            --       --             --
WaterSound Beach
 Home Sites          21       393,000       55        393,000
 Single Family
  Homes              --            --       --             --
 Multi Family
  Homes              --            --       20      1,224,000
Palmetto Trace/
The Hammocks
 Home Sites           9        31,000        4         29,000
 Single Family
  Homes              30       144,000       51        156,000
WindMark Beach
 Home Sites          --            --        5        516,000
SouthWood
 Home Sites          22        94,000       18         83,000
 Single Family
  Homes              29       182,000       38        222,000
St. Johns G & CC
 Home Sites          21        53,000       44         54,000
 Single Family
  Homes              30       305,000       32        357,000
Hampton Park/
James Island
 Single Family
  Homes              29       322,000       25        320,000
Victoria Park
 Home Sites           3       109,000        4         95,000
 Single Family
  Homes              26       178,000       60        199,000
Artisan Park (2)
 Home Sites          --            --       --             --
 Single Family
  Homes              --            --       --             --
 Multi Family
  Homes              --            --       --             --
Paseos (2)
 Single Family
  Homes              --            --       20        394,000
Rivercrest (2)
 Single Family
  Homes              38       150,000       60        149,000
Saussy Burbank
 Home Sites           5        24,000        5         24,000
 Single Family
  Homes             146       206,000      133        200,000


(1) Contracts accepted but not closed in second quarters of 2004 and 2003.

(2) JOE holds 74 percent of Artisan Park and 50 percent each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns & Resorts.

    Table 8 summarizes the units sold since inception through June 30, 2004 at various St. Joe Towns & Resorts residential projects.

                              Table 8
                        St. Joe Towns & Resorts
                      Units Sold Since Inception(1)
                        Through June 30, 2004


                               Total Planned   Closed     Contracts
                                   Units        Units    Accepted (2)
                               -------------   ------    ------------
WaterColor                         1,140         746          24
WaterSound Beach                     499         310          25
Palmetto Trace/ The Hammocks         982         423         170
WindMark Beach                      1662         103           0
SouthWood                          4,770         573         142
SummerCamp                           499           0           0
St. Johns Golf & Country Club        799         500          85
Hampton Park/ James Island           523         482          27
Victoria Park                      4,000         371         130
Artisan Park (3)                     616          35         173
Paseos (3)                           325          70         210
Rivercrest (3)                     1,300         374         323
                               -------------   ------    ------------
Total                             17,115       3,987       1,309
                               =============   ======    ============


(1) Units include home sites, single family and multi-family units and Private Resident Club shares, with each share treated as one-eighth of a unit.

(2) Contracts accepted, but not closed, to date, at the end of the quarter.

(3) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE; their sales are not consolidated with the financial results of St. Joe Towns & Resorts.

    COMMERCIAL REAL ESTATE

    The commercial segment consists of St. Joe Commercial, Inc., JOE's commercial real estate development unit, and Advantis, the company's commercial real estate services unit. Pretax income from continuing operations from the commercial segment was $1.1 million for the second quarter of 2004, compared with a loss of $(11.4) million in the same quarter of 2003, which included a $14.1 million pretax non-cash impairment charge on Advantis.

    St. Joe Commercial

    For the second quarter of 2004, St. Joe Commercial had pretax income of $1.4 million, compared to $4.1 million in the second quarter a year ago.
    "Our commercial development division turned in a good second quarter, both in terms of value creation and strategic accomplishments," said Twomey. "Gross proceeds from Northwest Florida commercial land sales totaled $3.4 million, compared to $7.7 million in the same period in 2003. We are seeing a good mix of small and large transactions, but earnings from these sales tend to be 'lumpy' as the number and size of transactions vary from quarter to quarter."
    The profile of the Northwest Florida retail development sector has increased significantly in the last six months. Pier Park specifically and Northwest Florida in general were prominently featured at the annual meeting of the International Conference of Shopping Centers in May. The increase in interest from national retailers, who are just beginning to understand the Northwest Florida market, continues to expand.
    During the second quarter of 2004, JOE sold 9 Florida commercial land parcels, totaling 57 acres, at an average price of approximately $60,000 per acre. Pricing reflects variations in location, parcel quality and the percentage of each parcel that may be developable.
    Table 9 summarizes JOE's commercial land sales in Florida for the second quarters of 2004 and 2003.


                               Table 9
                St. Joe Commercial Florida Land Sales
                      Quarter Ended June 30, 2004

                                           Gross           Average
  Land         Number        Acres         Sales            Price/
                 of          Sold          Price             Acre
               Sales                   (in thousands)  (in thousands)
  ----         ------        -----     --------------  --------------
Unimproved       1           42.3         $1,542             $36
Improved         8           14.5          1,861             128
               ------        -----     --------------  --------------
Total/Average    9           56.8         $3,403             $60
               ======        =====     ==============  ==============


                      Quarter Ended June 30, 2003

                                           Gross           Average
  Land         Number        Acres         Sales            Price/
                 of          Sold          Price             Acre
               Sales                   (in thousands)  (in thousands)
  ----                       -----     --------------  --------------
Unimproved       3           13.0         $1,476             $114
Improved         8           47.1          6,181              131
               ------        -----     --------------  --------------
Total/Average   11           60.1         $7,657             $127
               ======        =====     ==============  ==============

    "Job growth in Northwest Florida is increasing demand for multi-family units," said Twomey. "Multi-family products provide access to a more affordable housing option to citizens in this market. We see growing interest in Northwest Florida from national and regional multi-family developers, and the value of land for apartment development is moving closer to comparable prices in other parts of the nation."
    JOE has 5 parcels for multi-family development under contract totaling 70.6 acres at an average price of approximately $100,000 per acre.

    Northwest Florida

    Beckrich

    The Home Depot is scheduled to open its new store in August on a 13-acre retail development site in Beckrich, purchased from JOE in the fourth quarter of last year. "With the creation of more than 300 new jobs, we believe The Home Depot will stimulate demand among retail and multi-family residential users for the remaining 86 acres in Beckrich and other areas of Panama City Beach," said Twomey. "Current plans include an additional 13 parcels designed for retail users and 4 parcels designed for multi-family use."

    Beckrich Office Park

    JOE developed and delivered a new 30,000-square-foot building to provide space for 400 additional employees for Nextel Partners. The new building is located adjacent to Nextel's existing
67,500-square-foot customer care center with approximately 600 employees.

    Pier Park

    Simon Property Group, Inc. and JOE have agreed to the sale of 90 acres to Simon within and near Pier Park for a retail, restaurant and entertainment project. Additional due diligence, planning and other steps remain to be completed.
    Under the terms of the agreement, Simon also has the right to purchase an additional 114 acres in or near Pier Park. JOE will retain approximately 15 acres in Pier Park near the beach for future complementary hospitality development.
    "We believe there is a significantly broader market potential in Panama City Beach, which could mean that Pier Park is well positioned to take the higher end of the spectrum," said Twomey. "Simon, arguably the best in the retail development business, can help make Pier Park a regional destination. Success at Pier Park creates additional opportunities along the US 98 corridor in Panama City Beach."

    SouthWood Commercial

    Sales at the Business Park at SouthWood continue to be robust with 4 parcels sold in the second quarter of 2004 at an average price per acre of $278,000. Of the remaining 8 saleable acres in the park, two half acre parcels are under contract for an average price of $212,000 per acre.
    Construction continued in the second quarter on two buildings in SouthWood Town Center totaling approximately 40,000 square feet of commercial space. The Tallahassee YMCA will be an early tenant featuring an upscale full-service health and fitness center. The buildings were designed to accommodate restaurants and other retail users. Office space ranging from 900 to 2,000 square feet will also be available.

    Commerce Parks

    During the second quarter, commercial land sales within JOE's commerce parks totaled $580,000, compared to $800,000 in the second quarter a year ago. JOE has 10 commerce parks operating or under development in six Northwest Florida counties.
    "We are seeing a wide range of users, many of which are local businesses positioning themselves for growth in the region," said Twomey. "The only exception has been in Tallahassee at the Airport Commerce Park where growth around the Tallahassee airport has been slow."
    Table 10 summarizes the status of JOE's commerce parks throughout Northwest Florida as of June 30, 2004.


                              Table 10
                           Commerce Parks
                            June 30, 2004

                                     Net       Acres       Current
  Commerce Parks           County   Saleable   Sold/        Asking
  --------------           ------   Acres      Under        Price
                                    --------  Contract    Per Acre
                                              -------- ---------------
Existing and Under
 Construction
Beach Commerce              Bay       161        95    $65,000-435,000
Port St. Joe Commerce       Gulf       58        51     50,000-60,000
Airport Commerce            Leon       40        --     75,000-260,000
Nautilus Court              Bay        12         2    300,000-375,000
Hammock Creek Commerce      Gadsden   114        23     40,000-150,000
South Walton Commerce       Walton     39        --    150,000-435,000

Predevelopment
Beach Commerce II           Bay       115        --     70,000-80,000
Port St. Joe Commerce II    Gulf       50        --     50,000-90,000
Cedar Grove Commerce        Bay       100        --     35,000-45,000
Apalachicola Commerce       Franklin   50        --     30,000-35,000
                                     ------   ------
Total                                 739       171
                                     ======   ======

    Investment Property Portfolio

    JOE has redeployed some of the proceeds of its land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the Southeast.
    In the second quarter, JOE acquired Overlook I & II, two Class-A office buildings totaling 128,667 square feet, in the Innsbrook Office Park in Richmond, VA. The two buildings are each 100 percent leased to high-quality tenants. Advantis will manage these properties on behalf of JOE.
    As of June 30, 2004, JOE's portfolio of commercial office buildings acquired through the capital redeployment program totals approximately 2.5 million square feet and represents an aggregate investment of almost $347 million, compared to 1.7 million square feet and an aggregate investment of $229 million at June 30, 2003.
    Table 11 summarizes JOE's investment property portfolio as of June
30, 2004.


                              Table 11
                    Investment Property Portfolio
                            June 30, 2004

                   Number of       Net Rentable        Leased
Location          Properties       Square Feet        Percentage
--------          ----------       -------------      ----------
Florida
   Tampa               5             479,000             81%
   Orlando             2             313,000             67%
   Jacksonville        1             136,000             56%
   Northwest Florida   3             156,000             84%
Atlanta                5             864,000             90%
Washington, D.C.       2             271,000             94%
Charlotte              1             158,000            100%
Richmond               2             129,000            100%
                  -----------       ---------        -----------
Total/Weighted
 Average              21           2,506,000             84%
                  ===========      ==========        ===========


    Development Properties

    During the second quarter, JOE sold a 2.7-acre commercial parcel in Houston, Texas for $1.3 million. Our current inventory of commercial land includes 108 acres in Houston, Atlanta, Northern
Virginia, Orlando and Boca Raton.
    Table 12 summarizes the development property portfolio as of June
30, 2004.


                             Table 12
                    Development Property Portfolio
                           June 30, 2004

                       Market     Ownership    Net Rentable  Leased
Property              Location    Percentage   Square Feet  Percentage
--------              --------    ----------   ------------ ----------
TNT Logistics         Jacksonville    100%        99,000       94%
Deerfield Commons I   Atlanta          40%       122,000       77%
Westchase Corporate   Houston          93%       184,000       94%
Nextel Partners II    Panama City
                       Beach          100%        30,000      100%
                                                ----------   ------
Total/Weighted Average                           435,000       90%
                                                ==========   ======

    Advantis

    Building on a good first-quarter performance, Advantis showed significant improvement compared to the second quarter of 2003. "In the second quarter of 2004, Advantis had brokerage revenue of $12.8 million, a 66 percent increase from last year's second quarter," said Twomey.
    Pretax income in the second quarter of 2004 was $0.2 million before elimination of inter-company profits of $0.5 million. Advantis had a pretax loss of $(1.1) million for the second quarter of 2003, before elimination of inter-company profits of $0.3 million and the $14.1 million pretax non-cash impairment charge.
    "For the second half of 2004, we are looking at a stronger pipeline of brokerage and construction business," said Twomey. "We are pleased with the foundation Advantis has built for the year," said Twomey. "We feel gratified that the initiatives put in place earlier are now beginning to pay off."

    ST. JOE LAND COMPANY

    St. Joe Land Company, JOE's land sales division, had pretax income from continuing operations of $10.3 million in the second quarter of 2004, compared with $12.8 million in the second quarter of 2003. Included was pretax income from conservation land sales of $2.4 million in the second quarter of 2004, compared with $5.1 million in the second quarter of 2003.
    "JOE's land division had a strong second quarter with good progress expanding its geographic market and its product diversity," said Twomey. "Transactions in the quarter continue to be well balanced by land type and location."
    "We continue to see an increasing number of potential buyers coming from outside our initial core market of a two-hour drive radius from our land holdings," said Twomey. "In addition, the internet has become an increasingly important marketing tool." An updated web site (www.stjoeland.com) is expected to be introduced in the third quarter with additional inventory, mapping, search and pricing tools.
    As St. Joe Land has learned more about the suitability of our land holdings, it has been able to identify a variety of higher and better uses for JOE's timberlands, adding diversity to its product lines. The evolution of RiverCamps has created additional real estate products with various levels of amenities.
    "The initial RiverCamps concept was to provide a real estate product for people who wanted to get closer to nature," said Twomey. "The RiverCamps we are developing today have evolved to a much higher use than originally expected. As a result, we have been able to broaden our range of products. The 40,000 acres once expected to become RiverCamps has now evolved into 98,000 acres for five new product offerings - RiverCamps, preserves, ranches, farmsteads and home sites."
    In the second quarter, JOE sold 4,216 acres of land, primarily for rural recreation, for approximately $2,633 per acre, compared to 5,896 acres in the same quarter a year ago for approximately $1,867 per acre. "In the second quarter this year there were several premium parcels with higher per acre prices, while the average per acre price in the second quarter last year was influenced by a number of parcels that were of lower quality."
    Table 13 summarizes St. Joe Land sales activity for the second quarters of 2004 and 2003.


                             Table 13
                        St. Joe Land Sales (1)
                       Quarter Ended June 30,

                                            Gross Sales      Gross
          Number    Number   Average Price     Price         Profit
Period   of Sales  of Acres    Per Acre    (in millions) (in millions)
------   --------  --------  ------------- ------------- -------------
 2004       45      4,216       $2,633         $11.1          $9.6
 2003       47      5,896       $1,867         $11.0          $9.3

(1) Does not include RiverCamps sales.

    RiverCamps

    RiverCamps are a series of planned settlements in rustic settings, offering personal retreats in private woodland preserves. As of March 31, 2004, approximately 18,000 acres have been classified by the company for RiverCamps use. RiverCamps home sites are sold fee-simple, with a common area preserved for conservation. At JOE's first RiverCamps location, many home sites are almost one acre. Home sites could be larger at future locations.

    RiverCamps on Crooked Creek

    In the second quarter, there were no releases of home sites in RiverCamps on Crooked Creek in Bay County.
    On July 4, 2004, JOE released a second group of 27 home sites with a price increase of approximately 34 percent, compared to home sites in the first release in October of 2003. Home site pricing in this second release ranged from $129,000 for a woodland property to $750,000 for a bay-front home site. The sales of home sites in this release are expected to close in the fourth quarter of 2004.
    Approved for up to 450 home sites on approximately 1,500 acres of former timberland, RiverCamps on Crooked Creek features views of West Bay, the Intracoastal Waterway and Crooked Creek. A variety of RiverCamp floor plans, typically from 1,500 to 2,400 square feet, will soon be available.

    RiverCamps on Sandy Creek

    Planning and evaluation continues on RiverCamps on Sandy Creek in Bay County. Preliminary plans initially call for approximately 300 units on 3,000 acres. Work also continues on other potential
RiverCamps locations in Northwest Florida.

    Conservation Land

    In the second quarter of 2004, 1,749 acres of conservation land sold for a gross sales price of $2.7 million, or $1,544 per acre.
    Conservation land sales and operations have been integrated into St. Joe Land Company. Activity is currently underway to offer for sale approximately 14,000 acres in 2004 to state and private conservation interests. The timing, sequence and viability of these transactions are uncertain and some transactions could be delayed or cancelled.

    FORESTRY

    Pretax income from continuing operations for the forestry segment totaled $2.4 million for the second quarter of 2004, compared with $2.2 million in the comparable 2003 period.

    FINANCIAL DATA

    Other Income (Expense)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $2.2 million in the second quarter of 2004, compared to expense of $1.5 million in the comparable 2003 period.
    Table 14 summarizes other income (expense) for the second quarters of 2004 and 2003.


                             Table 14
                     Other Income (Expense)
                          (in millions)

                                            Quarter Ended June 30,
                                       ------------------------------
                                              2004           2003
                                       ---------------- -------------

Dividend and interest income                  $0.1           $0.4
Interest expense                              (2.8)          (2.4)
Other                                          0.5            0.5
                                       ---------------- -------------
Total                                        $(2.2)         $(1.5)
                                       ================ =============

    EBITDA

    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 were $51.8 million, or $0.68 per share, compared to $27.7 million, or $0.36 per share, in the second quarter of 2003.
    Table 15 provides a reconciliation of net income to EBITDA for the second quarters of 2004 and 2003.


                            Table 15
            Reconciliation of Net Income to EBITDA
            ($ in millions except per share amounts)

                                                Quarter Ended June 30,
                                                ----------------------
                                                     2004       2003
                                                   ---------  --------

Net Income                                           $22.7       $9.9
Plus:
  Income tax expense                                  14.3        5.8
  Depreciation and amortization                        9.3        7.1
  Interest expense                                     5.5        4.9
                                                   ---------  --------
EBITDA                                               $51.8      $27.7
                                                   =========  ========

EBITDA per diluted share                             $0.68      $0.36
                                                   =========  ========

Weighted average diluted shares outstanding     76,695,142 77,735,916

    We use EBITDA as a supplemental performance measure, along with net income, to report our operating results. Management believes EBITDA is an important metric commonly used by companies in the real estate industry for comparative performance purposes. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles (GAAP). Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results.
    Prior-year EBITDA has been changed to conform to the SEC's current guidance on non-GAAP financial measures. EBITDA includes conservation land EBITDA of $2.5 million in 2004 and $5.1 million in 2003.


                            Table 16
                     Summary Balance Sheet
                          (in millions)

                                                     June 30, June 30,
                                                       2004     2003
                                                     -------  -------
Assets
Investment in real estate                             $902.0   $837.0
Cash and cash equivalents                               70.8     49.0
Prepaid pension asset                                   94.6     93.2
Property, plant and equipment                           35.5     39.7
Other assets                                           178.4    198.8
Assets held for sale                                    59.7       --
                                                     -------  -------
Total assets                                        $1,341.0 $1,217.7
                                                     =======  =======

Liabilities and Stockholders' Equity
Debt                                                  $399.6   $348.7
Accounts payable, accrued liabilities                  181.3    169.7
Deferred income taxes                                  240.4    217.7
Liabilities related to assets held for sale             26.5       --
                                                     -------  -------
Total liabilities                                      847.8    736.1
Minority interest                                        6.0      5.3
Total stockholders' equity                             487.2    476.3
                                                    --------  -------
Total liabilities and stockholders' equity          $1,341.0 $1,217.7
                                                    ========  =======

                               Table 17
                             Debt Schedule
                             (in millions)

                                        June 30, 2004    June 30, 2003
                                        -------------    -------------

  Revolving debt facility                  $   --            $ 15.0
  Medium term notes                         275.0             175.0
  Acquisition and other debt                 15.3               4.0
  Other collateralized/specific
   asset related debt                       109.3             154.7
                                            -----             -----
   Total debt                              $399.6            $348.7
                                            =====             =====

                               Table 18
                  Consolidated Quarterly Comparisons
               ($ in millions except per share amounts)

                                Quarter Ended        Six Months Ended
                                   June 30,               June 30,
                             -------------------    ------------------

                               2004       2003        2004       2003
                             -------    -------     --------   -------
Revenues:
   Real estate sales         $177.6     $142.4      $313.3     $256.5
   Realty revenues             23.8       13.5        42.8       25.8
   Timber sales                 9.2       10.2        19.1       19.8
   Rental revenue               9.7        7.3        19.2       14.3
   Other revenues              12.2        8.7        19.6       13.4
                             -------    -------     --------   -------
      Total revenues          232.5      182.1       414.0      329.8
                             =======    =======     ========   =======
Expenses:
   Cost of
    real estate sales         114.1       88.6       204.6      153.9
   Cost of realty
    revenues                   15.5        7.4        26.2       14.1
   Cost of timber sales         5.7        6.8        11.8       13.6
   Cost of rental revenue       3.6        3.5         7.4        6.5
   Cost of other revenues      10.0        7.5        16.5       12.7
   Other operating
    expenses                   25.3       21.6        49.3       42.0
   Corporate expense, net       9.5        8.7        18.6       14.7
   Depreciation and
    amortization                8.3        6.5        16.8       12.4
   Impairment loss              2.0       14.1         2.0       14.1
                             -------    -------     --------   ------
      Total expenses          194.0      164.7       353.2      284.0
                             -------    -------     --------   ------
      Operating profit         38.5       17.4        60.8       45.8
   Other income (expense)      (2.2)      (1.5)       (4.2)      (3.2)
                             -------    -------     --------   ------
Pretax income from
 continuing operations         36.3       15.9        56.6       42.6
Income tax expense            (14.2)      (5.7)      (22.3)     (14.3)
Minority interest
 (expense) income              (0.4)      (0.4)       (0.5)      (0.7)
Equity in income (loss)
 of unconsolidated
  affiliates (1)                0.9         --         1.6       (3.7)
Discontinued operations         0.1        0.1         0.3        0.4
                             -------    -------     --------   ------
Net income                    $22.7       $9.9       $35.7      $24.3
                             =======    =======     ========   ======
Net income per diluted
 share                        $0.30      $0.13       $0.46      $0.31
                             =======    =======     ========   ======

Weighted average diluted
 shares outstanding      76,695,142 77,735,916  77,213,116 78,035,051

(1) Reformatted to reflect equity in income (loss) of unconsolidated affiliates separately from revenues. Previously the Company recorded equity in income (loss) of unconsolidated affiliates as a component of revenues in the Towns & Resorts segment ($(0.2) million loss in the second quarter 2003), and commercial real estate segment ($0.2 million in the second quarter 2003). For the second quarter of 2004, equity in income (loss) of unconsolidated affiliates was $1.0 million in the Towns & Resorts segment and a loss of $(0.1) million in the commercial real estate segment. Equity in income (loss) of unconsolidated affiliates for the Towns & Resorts segment was a $(0.4) million loss for the six months ended June 30, 2003, and $0.4 million for the commercial real estate segment for the same period. For the six months ended June 30, 2004, equity in income (loss) of unconsolidated affiliates was $2.0 million in the Towns & Resorts segment and a loss of $(0.4) million in the commercial real estate segment.

                               Table 19
                          Quarterly Revenues
                              By Segment (1)
                             (in millions)

                                  Quarter Ended      Six Months
                                     June 30,       Ended June 30,
                                  --------------    --------------

                                   2004     2003     2004    2003
                                  ------   -----    ------  ------
Towns & Resorts                   $171.0  $125.4    $276.7  $215.1
Commercial real estate              38.3    29.8      81.6    55.1
Land sales                          14.0    16.7      36.7    39.7
Forestry                             9.2    10.2      19.0    19.8
Corporate and other                   --      --        --     0.1
                                  ------   -----    ------  ------
Total revenues                    $232.5  $182.1    $414.0  $329.8
                                  ======   =====    ======  ======

(1) Reformatted to reflect equity in income of unconsolidated affiliates separately from revenues. See footnote to Table 18.


                              Table 20
                 Quarterly Segment Income Before
          Taxes, Minority Interest and Equity in Income
                   Of Unconsolidated Affiliates (1)
                            (in millions)


                  June 30,  Mar 31,  Dec 31,  Sept 30,  June 30,
                    2004     2004     2003      2003      2003
                 --------- -------- --------- --------- --------
Towns & Resorts    $34.4     $9.1    $13.2     $32.1     $23.0
Commercial real
 estate              1.1      1.2      6.5      (1.4)    (11.4)
Land sales          10.3     18.8     33.2      14.8      12.8
Forestry             2.4      2.7      2.3       1.7       2.2
Corporate and
 other             (11.9)   (11.5)   (12.2)    (12.0)    (10.7)
                 --------- -------- --------- --------- --------
Income before
 income taxes,
 minority interest
 and equity in
 income of
 unconsolidated
 affiliates         $36.3   $20.3    $43.0     $35.2     $15.9
                 ========= ======== ========= ========= ========


                     Mar 31,   Dec 31,   Sept 30,   June 30,
                      2003      2002       2002       2002
                  ----------- ---------  --------  ---------

Towns & Resorts       $12.4     $19.9     $18.4      $17.9
Commercial real
 estate                 2.9       4.5      (1.1)      (0.7)
Land sales             17.6      30.7       8.6       10.5
Forestry                1.9       2.0       1.7        2.3
Corporate and
 other                 (8.1)     28.4     (11.1)     (13.7)
                  ----------- ---------  --------  ---------
Income before
 income taxes,
 minority interest
 and equity in
 income of
 unconsolidated
 affiliates           $26.7     $85.5     $16.5      $16.3
                  =========== =========  =======   =========

(1) Excludes equity in income of unconsolidated affiliates, previously reported in operating revenues. See footnote to Table 18.

    Conference Call Information

    JOE will host an interactive conference call to review the company's results for the quarter ended June 30, 2004 and discuss guidance for 2004 on Wednesday, July 21, 2004, at 10:00 AM, Eastern Daylight Time.
    To participate in the call, please phone 888.639.6205 (for domestic calls from the United States) or 703.925.2608 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800.475.6701 (domestic) or
320.365.3844 (international) using access code 737963. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables, development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new product for sale;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2003 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to the company's Northwest Florida operations;

    --  acts of war, terrorism or other geopolitical events;

    -- local conditions such as an oversupply of homes and home sites and residential or resort properties or a reduction in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- increases in operating costs, including increases in real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- decreases in market rental rates for our commercial and resort properties;

    --  changes in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida;

    -- potential liability under environmental laws or other laws or regulations;

    -- adverse changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- the availability of adequate funding from governmental agencies and others to purchase conservation lands;

    -- fluctuations in the size and number of transactions from period to period; and

    --  adverse weather conditions or natural disasters.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2004, The St. Joe Company. "St. Joe," "JOE," "Advantis," "Artisan Park," "Beckrich," "Paseos,""Pier Park," "RiverCamps,"
"RiverTown," "SouthWood," "SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WindMark," and the "taking flight" design are service marks of The St. Joe Company.

    CONTACT: The St. Joe Company, Jacksonville
             Media Contact:
             Jerry M. Ray, 904-301-4430
             or
             Investor Contact:
             Steve Swartz, 904-301-4347